UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 24, 2018

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

47467 Fremont Blvd.

Fremont, California 94538

(Address of principal executive offices)

(510) 897-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in Item 5.02 on the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 23, 2018, Pete Thompson resigned from the Board of Directors (the “Board”) of Sigma Designs, Inc. (the “Company”) effective as of January 19, 2018. Mr. Thompson was an independent director of the Company and a member of the Audit Committee of the Board. As a result of Mr. Thompson’s resignation, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605 because the Audit Committee of the Board is not comprised of at least three independent directors. The Board has begun a process to identify a candidate to fill the vacancy resulting from Mr. Thompson’s resignation as promptly as practicable. In the meantime, the Company is relying upon the cure period under Nasdaq Listing Rule 5605(c)(4) with respect to the vacancy on the Audit Committee. Under such cure period pursuant to Nasdaq Listing Rule 5605(c)(4), the Company is required to regain compliance with the audit committee requirements under Nasdaq Listing Rule 5605 by the earlier of the Company’s next annual shareholders’ meeting or January 19, 2019; provided that if the Company’s next annual shareholders’ meeting is held before July 18, 2018, then the Company must evidence compliance no later than July 18, 2018. The Company provided a related notice to the Nasdaq Stock Market on January 24, 2018. On January 24, 2018, the Company received a notice from Nasdaq acknowledging the fact that the Company does not meet the requirements of Nasdaq Listing Rule 5605, and acknowledging that the Company has until the end of such cure period under Nasdaq Listing Rule 5605(c)(4) to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA DESIGNS, INC.

Date: January 25, 2018	By:	/s/ Elias Nader
Elias Nader Chief Financial Officer